Exhibit 16

January 6, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Tecnoglass, Inc. under Item 4.01 of its Form 8-K dated December 30, 2014. We agree with the statements concerning our Firm contained in such Form 8-K; we are not in a position to agree or disagree with other statements of Tecnoglass, Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp